Exhibit 99.2

GW Pharmaceuticals plc Announces the Closing of Public Offering
of ADSs Raising Gross Proceeds of $345 Million
and Full Exercise of Underwriters' Option to Purchase Additional ADSs

London, UK, Carlsbad, CA, 5 October 2018: GW Pharmaceuticals plc (Nasdaq: GWPH, "GW," and the “Company”), a biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics from its proprietary cannabinoid product platform, announced today the closing of the previously announced underwritten public offering on the Nasdaq Global Market by GW of 1,900,000 American Depositary Shares (“ADSs”) and the full exercise by the underwriters of their option to purchase 285,000 additional ADSs from GW at a price to the public of $158.00 per ADS, raising gross proceeds of $345,230,000 (before deducting underwriting discounts, commissions and offering expenses).

Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, J.P. Morgan and Cowen and Company, LLC acted as joint book-running managers for the offering.

The ADSs described above were offered by GW pursuant to a shelf registration statement filed by GW with the Securities and Exchange Commission (“SEC”) that became automatically effective on April 17, 2017. A prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectusgroup-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by telephone at (631) 592-5973 or by emailing PostSaleManualRequests@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release is not directed to, or intended for distribution or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

The distribution of this press release may be restricted by law in certain jurisdictions. Persons into whose possession this announcement comes should inform themselves about and observe any such restrictions.

For readers in the European Economic Area

In any EEA Member State that has implemented the Prospectus Directive, this communication is only addressed to and directed at qualified investors in that Member State within the meaning of the Prospectus Directive. The term “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in each relevant Member State), together with any relevant implementing measure in the relevant Member State. This communication does not constitute a prospectus within the meaning of the Prospectus Directive and there will be no offer of securities to the public for the purposes of the Prospectus Directive.

For readers in the United Kingdom

This communication, in so far as it constitutes an invitation or inducement to enter into investment activity (within the meaning of s21 Financial Services and Markets Act 2000 as amended) in connection with the securities which are the subject of the offering described in this press release or otherwise, is being directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments who fall within Article 19(5) (“Investment professionals”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) certain high value persons and entities who fall within Article 49(2)(a) to (d) (“High net worth companies, unincorporated associations etc”) of the Order; or (iv) any other person to whom it may lawfully be communicated (all such persons in (i) to (iv) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

About GW Pharmaceuticals plc and Greenwich Biosciences, Inc.

Founded in 1998, GW is a biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics from its proprietary cannabinoid product platform in a broad range of disease areas. GW, along with its U.S. subsidiary Greenwich Biosciences, has received U.S. FDA approval for EPIDIOLEX (cannabidiol) oral solution for the treatment of seizures associated with Lennox-Gastaut syndrome (LGS) or Dravet syndrome in patients two years of age or older. The Company has submitted a regulatory application in Europe for the adjunctive therapy of seizures associated with LGS and Dravet syndrome. The company continues to evaluate EPIDIOLEX in additional rare epilepsy conditions and currently has ongoing clinical trials in tuberous sclerosis complex (TSC). GW commercialized the world’s first plant-derived cannabinoid prescription drug, Sativex® (nabiximols), which is approved for the treatment of spasticity due to multiple sclerosis in numerous countries outside the United States and for which the Company is now planning a U.S. Phase 3 trial. The Company has a deep pipeline of additional cannabinoid product candidates which includes compounds in Phase 1 and Phase 2 trials for epilepsy, glioblastoma, autism spectrum disorder and schizophrenia.

Forward-looking statements

This news release contains forward-looking statements that reflect GW’s current expectations regarding future events. A further list and description of risks and uncertainties associated with an investment in GW can be found in GW’s filings with the SEC, including the most recent updated Company disclosure included in the Company's current report on Form 8-K filed with the SEC on 1 October 2018. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. GW undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Enquiries:

GW Pharmaceuticals plc

Stephen Schultz, VP Investor Relations (U.S.)	917 280 2424 / 401 500 6570

U.S. Media Enquiries:

Sam Brown Inc. Healthcare Communications

Christy Curran	615 414 8668

Mike Beyer	312 961 2502

EU Media Enquiries:

FTI Consulting

Ben Atwell	+44 (0) 203 727 1715
GWPAPRLondon@fticonsulting.com